EXHIBIT 99.1

Press Release

CONTACT:	Tricia Haugeto	Joseph Crivelli
	Array BioPharma Inc.	GREGORY | FCA
	(303) 386-1193	(610) 228-2100
	thaugeto@arraybiopharma.com	joec@gregoryfca.com

ARRAY BIOPHARMA NAMES MICHAEL N. NEEDLE, M.D. AS CHIEF MEDICAL OFFICER

Hematology / oncology industry expert to lead promising development pipeline

BOULDER, Colo., (March 21, 2013) — Array BioPharma Inc. (NASDAQ: ARRY), a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer, today announced the appointment of Michael N. Needle, M.D., to the position of Chief Medical Officer.  Dr. Needle, a board certified hematologist / oncologist, will oversee clinical development across Array’s pipeline, including its two wholly-owned cancer drugs, ARRY-520 for multiple myeloma and ARRY-614 for myelodysplastic syndromes, as well as collaborate with strategic partners to advance late-stage programs.   He will report directly to Ron Squarer, Array’s Chief Executive Officer.

“With Array’s focus in blood cancers and solid tumors, Dr. Needle’s prior experience at ImClone, Celgene and more recently the Multiple Myeloma Research Foundation will be invaluable,” said Ron Squarer, Chief Executive Officer.  “We believe his expertise in advancing blockbuster drugs through development, his experience in achieving FDA approvals and his passion for improving medicine for patients will be a competitive advantage for Array as we advance our clinical-stage programs.”

“Having known and admired the team at Array for many years, I am delighted to be joining at such a pivotal point as the company transitions into a development stage organization,” said Dr. Needle.  “In addition to its impressive roster of industry collaborations, Array has two very exciting programs in ARRY-520 and ARRY-614. It will be my privilege and pleasure to lead the development activities that will enable Array to deliver on the promise of the pipeline, and bring these important medicines to patients who are fighting cancer.”

Dr. Needle has more than 14 years of pharmaceutical industry experience in drug development and regulatory affairs.  During this time, he has built an extensive network of key opinion leaders, business leaders at top biotechnology and pharmaceutical companies, medical leaders at academic centers and the FDA.  Furthermore, Dr. Needle’s deep industry experience includes prominent roles on the development of important oncology and hematology drugs including Erbitux® (cetuximab), Revlimid® (lenalidomide) and Pomalyst® (pomolidimide). He most recently served as the Chief Medical Officer of the Multiple Myeloma Research Foundation and Consortium (MMRF).  Prior to his tenure at MMRF, he held multiple Vice President level positions at Celgene in Clinical Research and Development in Oncology, Strategic Medical Business Development, and Pediatric Strategy.  Dr. Needle also served as the Vice President of Clinical Affairs at ImClone Systems Incorporated. Dr. Needle did his fellowship in Pediatric Hematology / Oncology at the Children’s Hospital Medical Center and the Fred Hutchinson Cancer Research Center of the University of Washington in Seattle and the University of Texas M.D. Anderson Cancer Center in Houston.  Dr. Needle has held faculty positions at the University of Pennsylvania and Columbia University.  Dr. Needle graduated from Binghamton University with a Bachelor of Arts in Physics and received his medical degree from SUNY Downstate Medical Center, in Brooklyn, New York.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Array is evolving into a late-stage development company with significant progress toward generating data to support our upcoming Phase 3 / pivotal trial decisions.  Array-invented MEK162 will begin testing in a Phase 3 trial in NRAS melanoma in April 2013 as well as BRAF mutant melanoma later in the year (with Novartis).  Also, AstraZeneca announced they may start a Phase 3 trial with selumetinib in non-small cell lung cancer during the second half of 2013.  Three other Array invented drugs are also approaching Phase 3 decisions by the end of calendar year 2013. These include Array’s wholly-owned drugs, ARRY-520 and ARRY-614, and one partnered program, danoprevir (with InterMune/Roche).  In addition, Array has seven other clinical-stage programs which have been partnered with leading global pharmaceutical companies.  For more information on Array, please go to www.arraybiopharma.com.

Array BioPharma Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Array’s clinical development plans and the contribution of Dr. Needle to advancing Array’s drug development pipeline. These statements involve significant risks and uncertainties,  including those discussed in our annual report filed on form 10-K for the year ended June 30, 2012, our quarterly report on Form 10-Q for the quarter ended December 31, 2012, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet objectives tied to milestones and royalties, and our ability to attract and retain experienced scientists and management.  We are providing this information as of March 21, 2013. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.